[LINDSEY VINSON LETTERHEAD]

                                  June 12, 1997


VIA TELECOPY 510-256-9021

Mr. Dimitri Koroslev
Bay Business Credit
1460 Maria Lane
Suite 300
Walnut Creek, California 94596

         Re:      Golden Pacific Plastics Mfg., Inc.

Dear Di:

         Per our discussion of Wednesday afternoon, below are the terms under which Southwest Industrial Products, Inc. is agreeing to purchase the pledged assets of Golden Pacific Plastics Mfg., Inc. after Bay Business Credit's foreclosure upon those assets and as well, in the interim, Southwest Industrial Products, Inc.'s rental and operation of that equipment in place. Those terms are as follows:

         Purchase:

         *        Purchase price of $2,750,000

         * Initial principal payment of $500,000 and an additional principal payment in six months of $125,000. Balance to be amortized over ten years due in seven with the amortization to begin 30 days after the initial payment.

         * First year interest rate ten percent (10%), second year eleven percent (11%), years three through seven twelve percent (12%) These rates will, however, float with prime.

         * Southwest Industrial Products, Inc. signs as guarantor of the debt. "Newco" would be the borrower. The borrower and guarantor would be required to maintain a minimum tangible net worth of $1,000,000 and working capital of $200,000. The balance of the purchase price will be secured with a first lien security interest in the assets of the borrower including the purchase commitment contracts from Central Bag and Flamingo.

         * You have indicated that Bay Business Credit has reached an agreement with Central Bag and Flamingo to settle the California litigation on the following terms and will settle that litigation on these terms:

                           Central Bag -- cash payment of $125,000, $25,000 down and the balance over 12 months plus purchase commitments from "Newco" as generally outlined in Mr. Logan's May 21st and May 30th letters subject to negotiation. The final agreement as to the purchase commitments will be mine to negotiate, with the assistance of you and Peter, and the final agreement will be within my sole discretion to determine. If I am not able to reach an agreement with Central Bag on the purchase commitments they will remain a defendant in the litigation.

                           Flamingo -- Cash payment of $225,000, $120,000 down and the balance over an agreed period, which you will reasonably negotiate, plus purchase commitments from "Newco." The final agreement as to the purchase commitments will be mine to negotiate, with the assistance of you and Peter, and the final agreement will be within my sole discretion to determine. If I am not able to reach an agreement with Flamingo on the purchase commitments they will remain a defendant in the litigation.

                  Any monies received from these or any other account Debtors, net of any legal expenses incurred subsequent to May 1, 1997, will be applied to the debt of Newco and the amortization of the loan to Newco will be adjusted to reflect the reduced principal as such payments are received by Bay Business Credit. You will have Peter Bertram move as fast as possible to finalize these agreements. I will contact Peter directly, with your permission, regarding the purchase commitment aspects.

         * This agreement is expressly contingent upon obtaining purchase commitments from Central Bag & Flamingo which are acceptable to me and upon my confirming a deal with Voni Chen which is acceptable to me.

         * The sale is to be consummated at the earliest possible date but not later than sixty (60) days from the date hereof. However, this date may need to be adjusted depending upon when the purchase commitments referenced above are finalized and effective.

         Rental and License

         * Southwest Industrial Products, Inc. will indemnify Bay Business Credit for any claims arising from the operation of the business or occupancy of the premises by Southwest Industrial Products, Inc., its agent, or assignee.

         * Southwest Industrial Products, Inc. will comply with all laws and regulations pertaining to the operation of the business.

         * Southwest Industrial Products, Inc. will pay all the rent and utilities on the premises during the period of occupancy.

         * Southwest Industrial Products, Inc. or Golden Pacific Plastics, Mfg. will maintain insurance on the equipment and inventory for a minimum of $1,500,000. Bay Business Credit will be provided with a lenders loss payable endorsement on the insurance which provides for 30 days notice prior to cancellation. As I understand it from you, this insurance is already in place through June.

         * Southwest Industrial Products, Inc. will maintain the equipment in proper operating condition and will not allow waste or damage to the equipment.

         * Southwest Industrial Products, Inc. shall pay to Bay Business Credit the current value of any existing inventory sold during the time of rental.

         * All rental payments and payments for inventory shall apply to the purchase of the assets by Southwest Industrial Products, Inc. from Bay Business Credit and shall be applied to the initial principal payment referenced above. Should the intended sale of the assets to Southwest Industrial Products, Inc. not be concluded during the term of this rental any and inventory payments shall be retained by Bay Business Credit without further obligation to Southwest.

         * The landlord, South 66 Warehouse Associates must consent to an extension of the period during which Bay Business Credit may occupy the premises and liquidate collateral as provided for in the "Waiver and Consent by Property Owner" between Bay Business Credit and landlord dated February 15, 1995.

         * Golden Pacific, its affiliates, and the guarantors of the Bay Business Credit loans to Golden Pacific will rent the assets in place to Newco or Southwest Industrial Products for $2,500 per week which payments shall be made directly to Bay Business Credit.

         * Any payments made by Golden Pacific shall not be a cure of the default of Golden Pacific in its obligations to Bay Business Credit and Bay Business Credit shall continue with its foreclosure on the assets of Golden Pacific pursuant to its rights under the Loan and Security Agreement between Golden Pacific and Bay Business Credit and under the Uniform Commercial Code.

         * During the period of this rental Southwest Industrial Products, Inc. and Golden Pacific shall cooperate with Bay Business Credit in allowing Bay Business Credit to show the operation to other potential buyers.

         * The rental shall be for a period of sixty (60) days. After the initial sixty (60) days this consent to rental may be canceled by Bay Business Credit upon ten days notice to Southwest. Should Bay Business Credit cancel this consent Southwest Industrial Products, Inc. shall return possession of the premises to Bay Business Credit. Southwest Industrial Products, Inc. may cancel the rental after the initial sixty
                  (60) days upon ten days notice to Bay Business Credit and return of the premises to Bay Business Credit.

         Please sign below where indicated on behalf of Bay Business Credit and on behalf of your participants in this loan so I can move forward with the other aspects of this deal.

         Assuming these terms are satisfactory, I would like to pick up the keys either Friday or Monday. Also, have you had any conversations recently with the landlord?

                                                              Sincerely,

                                                              /s/ Lindsey Vinson

                                                              Lindsey Vinson

AGREED:

Bay Business Credit

/s/ Dimitri Koroslev
-----------------------
Dimitri Koroslev, President

LV/tjm

cc:      Pike Hassink (via telecopy)
         Barry Grossman (via telecopy)

                [SOUTHWEST INDUSTRIAL PRODUCTS, INC. LETTERHEAD]

                                 August 26, 1997


VIA TELECOPY 510-256-9021

Mr. Jim Cosmot
Bay Business Credit
1460 Maria Lane
#300
Walnut Creek, California 94596


         Re:      Golden Pacific Plastics Mfg., Inc.

Dear Jim:

         I hope you got my message last week regarding the lease payment on the premises in Houston. The check was hand delivered to the landlord on that day.

         Due to several factors, including the delay in conclusion of the settlements (which are still not, in fact, concluded) and the increased working capital needs of Golden Pacific from this slow start, I need to discuss with you a slight variation in the terms of the transaction. As you know, the letter agreement currently provides for an initial principal payment of $500,000 with an additional principal payment in six months of $125,000. The letter agreement also provides that the note was to balloon in seven (7) years with interest rates (floating with prime) of 10% in year one (1); 11% in year two (2); and 12% in year three (3). I propose altering the above terms in the following respects:

         * A closing on or before September 15, 1997 with a principal payment at closing of $100,000 with additional principal reductions (in addition to the normal amortization) of $100,000 on November 15 and January 15, 1998 with another principal reduction on March 15, 1998 of $150,000.

         In consideration of "spreading" the down payment as indicated above:

         * I will agree to increase the annual interest rates 2 percent each year so that the first year interest rate (all floating with prime) will be 10 1/2%, the second year will be 11 1/2% and years 3 forward will be 12 1/2%.

         * I will agree that the balloon will be moved up to five (5) years rather than seven (7) years.

         * Southwest Industrial Products Inc. will convey to Bay Business Credit, or as directed by BBC, 200,000 shares of Southwest Industrial Products, Inc. free trading common stock at closing. (Within the next week to ten days, Southwest Industrial Products, Inc. will be trading on the OTC electronic bulletin board.)

         The other terms of our letter agreement shall remain essentially the same. This closing shall remain contingent upon concluding at least one of the purchase commitments, from either Flamingo or Central Bag. I am meeting with Arthur Wah and George Eshoo next Tuesday here in Dallas to finalize their purchase commitment. As I understand it, an agreement has been reached with Flamingo on the money terms. I will need to confirm that such an agreement has been reached so that I can proceed to finalize the purchase commitment from Flamingo. I will continue to work towards finalizing a commitment with Central Bag.

         Please give these matters some thought so that we may discuss them in the next several days.

                                                              Sincerely,

                                                              /s/ Lindsey Vinson

                                                              Lindsey Vinson

LV/tjm

                [SOUTHWEST INDUSTRIAL PRODUCTS, INC. LETTERHEAD]

                                September 3, 1997


VIA TELECOPY 510-256-9021

Mr. Jim Cosmot
Bay Business Credit
1460 Maria Lane
#300
Walnut Creek, California 94596


         Re:      Golden Pacific Plastics Mfg., Inc.

Dear Jim:

         I am sorry that I did not get back to you yesterday. As we discussed, I moved on Friday and was still out of the office taking care of related matters.

         I wanted to get back to you regarding my letter of last week and our discussion regarding same. As I understand it, all of the basic terms and conditions in my August 26, 1997 letter to you are acceptable to you except that you wanted an initial principal payment at closing of $150,000 rather than the $100,000 proposed in my letter. Based upon where I am right now with Golden Pacific and my offering, I can agree to increase that initial principal payment to $150,000. Based upon our agreement to these basic terms, I would like to move forward and get this closed. I have previously received copy of a note and security documents from Dimitri. Could you please have those modified to reflect the new payment terms and forward them to me for my review.

         I met with Arthur Wah and George Eshoo yesterday and believe we have an agreement with regards to the purchase commitment. We will be working over the next several days to formalize that. As well, George Eshoo has indicated that he will trying to firm up with Peter Bertrand the settlement agreement and release for Flamingo in the litigation.

         Please call me if you have any questions. I very much appreciate your continued assistance with these matters.

                                                              Sincerely,

                                                              /s/ Lindsey Vinson

                                                              Lindsey Vinson

LV/tjm